Exhibit 10.1

Earnout Agreement

This Earnout Agreement (this “Agreement”) is dated as of July [      ], 2007, by and between Wireless Facilities, Inc., a Delaware corporation (“Seller”), and Burgundy Acquisition Corporation, a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, as set forth in the Asset Purchase Agreement, dated as of July 7, 2007, between Purchaser and Seller (the “Purchase Agreement”), Purchaser has agreed to purchase from Seller and Seller has agreed to sell, transfer, assign and deliver to Purchaser all of the Transferred Assets against delivery of the Purchase Price in accordance with the terms of the Purchase Agreement;

Whereas, the Purchase Agreement provides that the Parties shall enter into an agreement pursuant to which the Earnout Amount, subject to the terms and conditions hereof, may be paid to Seller, in addition to the Closing Purchase Price paid at Closing, in further consideration of the sale of the Business by Seller to Purchaser; and

Whereas, Seller and Purchaser hereby desire to set forth the terms and conditions upon which the Earnout Amount may be determined and paid.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                       Definitions; Construction.

1.1                                 Initially capitalized terms used but not defined herein (including such terms used in the Recitals above) shall have the meaning assigned in the Purchase Agreement.

1.2                                 “2008 Cash Collections Calculation” shall have the meaning set forth in Section 2.1.

1.3                                 “2009 Cash Collections Calculation” shall have the meaning set forth in Section 2.1.

1.4                                 “2010 Cash Collections Calculation” shall have the meaning set forth in Section 2.1.

1.5                                 “Cash Collections” shall mean the net cash amounts realized by Purchaser from customers of the Business during a particular period, which shall exclude (a) the net amounts realized from any other operations of Purchaser other than the Business, including in such exclusion any add-ons to the Business after the Closing Date and (b) any amounts received for payment to be made on any customer’s behalf (i.e., pass through payments) that include no mark-up for the benefit of the Business.

1.6                                 “Cumulative Cash Collections Calculation” shall mean the sum of the 2008 Cash Collections Calculation, the 2009 Cash Collections Calculation and the 2010 Cash Collections Calculation.

1.7                                 “Earnout Amount” shall mean Six Million Dollars ($6,000,000), subject to adjustment as set forth in Section 3 below.

1.8                                 “Earnout Payment” shall mean the payment of the Earnout Amount after determination of the Earnout Amount after expiration of the Earnout Period in accordance with Section 3.

1.9                                 “Earnout Period” shall mean the date commencing on January 1, 2008 and continuing through and including December 31, 2010.

1.10                           “Threshold Amount” shall mean aggregate Cash Collections during the Earnout Period of at least Three Hundred Sixty Million Dollars ($360,000,000).

1.11                           Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all documents, instruments or agreements issued or executed in replacement thereof and (2) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  All accounting terms not specifically defined herein will be construed in accordance with GAAP.

2.                                       Computation of Cash Collections.

2.1                                 Calculation of Cash Collections.  Within 15 days following the completion of Purchaser’s audit for each of 2008, 2009 and 2010, but in no event later than 90 days following the end of each such fiscal year of Purchaser, Purchaser shall deliver to Seller its calculations of the Cash Collections for such audited year, together with reasonable detail to support such calculations (such calculations shall be referred to herein individually each as a “Cash Collections Calculation” or the “2008 Cash Collections Calculation,” “2009 Cash Collections Calculation” and “2010 Cash Collections Calculation,” as applicable).  No later than the date that the 2010 Cash Collections Calculation must be delivered by Purchaser to Seller as set forth herein, Purchaser shall also deliver its calculation of the Cumulative Cash Collections Calculation to Seller, together with reasonable detail to support such calculation.

2.2                                 Objection by Seller.  Within fifteen (15) days following receipt of the Cumulative Cash Collections Calculation, Seller may object to the Cumulative Cash Collections Calculation by giving written notice to Purchaser setting forth the reasons for Seller’s objection and Seller’s proposed adjustments to Purchaser’s calculation (“Seller’s Objection”).  If Seller fails to object to the Cumulative Collections Calculation within such fifteen (15) day period, Seller will be deemed to have conclusively agreed with and shall be bound by the Cumulative Cash Collections Calculation for the purposes of this Section 2, and such Cumulative Cash Collections Calculation will be used for calculating the Earnout Payment in accordance with Section 3 below.  If Seller objects to the Cumulative Cash Collections Calculation, Purchaser and Seller shall confer in good faith for a period of up to fifteen (15) days following Purchaser’s receipt of Seller’s Objection (the “Resolution Period”) to attempt to reach agreement regarding such calculation.  If Purchaser and Seller are unable to reach agreement during the Resolution Period, then Purchaser and Seller shall confer in good faith for up to five (5) days to agree on a nationally recognized independent accounting firm, which shall not be the regular accounting firm of Purchaser or Seller (the “Resolution Firm”) to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Parties cannot agree on a Resolution Firm, then each of Seller and Purchaser will select a nationally recognized accounting firm and the two firms selected by Seller and Purchaser will select the Resolution Firm.  The Resolution Firm will review the Cumulative Cash Collections Calculation, Seller’s Objection, the underlying data supporting each of Purchaser’s and Seller’s calculations and such other information as the Resolution Firm reasonably deems appropriate and make a final written determination of the Cumulative Cash Collections Calculation, which determination shall be conclusive and binding on Seller and Purchaser, and be used for the calculation of the Earnout Payment under Section 3 below.  Purchaser and Seller shall take all reasonable actions to facilitate the Resolution Firm’s review of the Cumulative Cash Collections Calculation, including, without limitation, granting the Resolution Firm access to the relevant Books and Records of the Business and promptly responding to substantive inquiries made by the Resolution Firm regarding the Cumulative Cash Collections Calculation. The Resolution Firm’s engagement pursuant to this Section 2.2 shall be solely limited to determining the Cumulative Cash Collections Calculation.

2.3                                 Maintenance of Books and Records.  Purchaser shall maintain the Books and Records of the Business in accordance with GAAP consistently applied following the Closing Date through the final determination of the Cumulative Cash Collections Calculation in accordance with this Section 2.

2.4                                 Costs of Resolution Firm. If a Resolution Firm is engaged pursuant to Sections 2.2, Seller and Purchaser shall bear the fees and expenses of such engagement in equal proportions and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

2.5                                 Cooperation.  Purchaser and Seller shall provide such documents and materials as reasonably requested by the other Party and the Resolution Firm, if applicable, and shall fully cooperate with the other and the Resolution Firm, if applicable, in order to determine the calculations set forth in this Section 2.

3.                                       Earnout Payment.

3.1                                 If after the final determination of the Cumulative Cash Collections Calculation in accordance with the procedures set forth in Section 2 above, the Cumulative Cash Collections Calculation equals or exceeds the Threshold Amount, Purchaser shall pay Seller the Earnout Amount.

3.2                                 If after the final determination of the Cumulative Cash Collections Calculation, the Cumulative Cash Collections Calculation is less than the Threshold Amount but equals or exceeds Three Hundred Forty Five Million Dollars ($345,000,000) an adjusted Earnout Payment shall be due as follows:

(i)                                     If the Cumulative Cash Collections Calculation equals or exceeds Three Hundred Fifty Five Million Dollars ($355,000,000) but is less than the Threshold Amount, the Earnout Amount shall be Four Million Five Hundred Thousand Dollars ($4,500,000);

(ii)                                  If the Cumulative Cash Collections Calculation equals or exceeds Three Hundred Fifty Million Dollars ($350,000,000) but is less than Three Hundred Fifty Five Million Dollars ($355,000,000), the Earnout Amount shall be Three Million Dollars ($3,000,000);

(iii)                               If the Cumulative Cash Collections Calculation equals or exceeds Three Hundred Forty Five Million Dollars ($345,000,000) but is less than Three Hundred Fifty Million Dollars ($350,000,000), the Earnout Amount shall be One Million Five Hundred Thousand Dollars ($1,500,000); and

(iv)                              If the Cumulative Cash Collections Calculation is less than Three Hundred Forty Five Million Dollars ($345,000,000), no Earnout Payment shall be due.

3.3                                 Any Earnout Payment determined in accordance with this Section 3 shall be paid by Purchaser to Seller by wire transfer of immediately available funds within five (5) days of the final determination of the Cumulative Cash Collections Calculation in accordance with the provisions of Section 2.

3.4                                 Character of Payments.  Any payments made pursuant to this Section 3 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by Seller and Purchaser.

4.                                       Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and will be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Seller:	Wireless Facilities, Inc.
Attention: Corporate Secretary
4810 Eastgate Mall
San Diego, CA 92121
Phone: (858) 228-2000
Fax: (858) 523-5941

With a copy
(not constituting notice) to:	Morrison & Foerster LLP
Attention: Scott M. Stanton
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Phone: (858) 720-5100
Fax: (858) 720-5125

If to Purchaser:	Burgundy Acquisition Corporation
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention: Eva M. Kalawski, Esq., General Counsel
Phone: (310) 712-1850
Fax: (310) 712-1863

With a copy
(not constituting notice) to:	Marc E. Kenny, A Professional Law Corporation
225 South Lake Avenue, Suite 1400
Pasadena, California 91101
Attention: Marc E. Kenny, Esq.
Phone: (626) 584-6025
Fax: (626) 584-6642

or to such other representative or at such other address of a Party as such Party may furnish to the other Party in writing.  Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile or email if receipt is confirmed, (c) on the first (1st) Business Day following timely delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

5.                                       Captions.  The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

6.                                       Controlling Law; Amendment; Waiver.  This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, and in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

7.                                       Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

8.                                       Counterparts.  This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

9.                                       Integration.  The Transaction Documents supersede all negotiations, agreements and understandings between the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties with respect to the subject matter hereof.

10.                                 Dispute Resolution; Attorney’s Fees.  Any controversy, claim or dispute of whatever nature, including claims for fraud in the inducement and disputes as to arbitrability, arising between Seller and Purchaser under this Agreement or in connection with the transactions contemplated hereunder shall be resolved in accordance with the procedures set forth in Section 11.7 of the Purchase Agreement and subject to the Attorney’s Fees provision set forth in Section 11.12 of the Purchase Agreement.

11.                                 Succession; Assignment; No Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, Purchaser may, without the consent of Seller, (i) assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Purchaser or all or substantially all of the assets of Purchaser; provided, however, that any assignment shall not be permitted to any Person listed on a United States government restricted party list, including (a) the U.S. Department of Commerce, BIS Denial Parties List, Entity List, and Unverified List, (b) the U.S. Treasury, Office of Foreign Assets Control Specially Designated Nationals Lists or (c) the U.S. Department of State, Directorate of Defense Trade Controls Debarred List and the Nonproliferation Bureau lists of proliferation sanctioned parties.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.  Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under this Agreement.

12.                                 Controlling Agreement.  In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all respects.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BURGUNDY ACQUISITION CORPORATION,
a Delaware Corporation

By:
Name:
Title:

WIRELESS FACILITIES, INC.,
a Delaware Corporation

By:
Name:
Title:

[Signature Page to Earnout Agreement]